EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated May 18, 2006 (August 22, 2006, as to the change in operating segments described in Note 14) relating to the financial statements of Alliant Techsystems Inc. appearing in the Current Report on Form 8-K dated August 23, 2006, and our report dated May 18, 2006, relating to management’s report on the effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of Alliant Techsystems Inc. for the year ended March 31, 2006, and to the reference to us under the heading “Independent Registered Public Accounting Firm” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Minneapolis, Minnesota
March 6, 2007

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